Exhibit 99.1

                Delta Apparel Reports First Quarter 2007 Results

                     Sales Increase to Record $62.7 Million

                 Company Completes Acquisition of FunTees, Inc.

                      Declares Quarterly Dividend of $0.05

    DULUTH, Ga.--(BUSINESS WIRE)--Nov. 6, 2006--Delta Apparel, Inc. (AMEX: DLA) today reported financial results for its fiscal first quarter ended September 30, 2006. The Company's results are in line with the preliminary results announced on October 16, 2006.

    Net sales for the three months ended September 30, 2006 increased 3.5% to a first quarter record of $62.7 million compared to $60.6 million in the prior year's first quarter. The increase was primarily driven by strong sales in the Soffe business, offset slightly by lower sales in the Junkfood business. Gross margins declined 320 basis points to 27.7% compared to 30.9% in the prior year first quarter primarily as a result of lower sales in the Junkfood business and higher raw material prices.

    Net income for the first quarter was $2.2 million, or $0.26 per diluted share, compared to the prior year's level of $3.4 million, or $0.39 per diluted share. During the first quarter of 2007, the Company recorded an extraordinary gain associated with the final earn-out payment made to the former M. J. Soffe shareholders. This extraordinary gain, net of taxes, was $0.7 million, or $0.08 per diluted share.

    On October 2, 2006, the Company completed the acquisition of FunTees, Inc. for a total purchase price of $20 million in cash, subject to certain post-closing adjustments, including an adjustment based on the actual working capital purchased. The Company funded the acquisition through draws under its revolving credit facility. After the $20 million payment for the purchase of FunTees, the Company had an aggregate of approximately $69 million outstanding under its revolving line of credit with approximately $16 million of aggregate credit availability.

    Robert W. Humphreys, President and CEO, commented, "While we were disappointed with our results for the first fiscal quarter, we feel good about the outlook for the year. Based on open orders, the Junkfood business should be stronger in the second fiscal quarter than the first quarter of this year, and we have received a good response to our spring offerings. The Soffe business continues to increase sales in all of its distribution channels, and we expect the growth to continue throughout the year. In the activewear business, we are seeing prices stabilize and freight promotions decline, and have focused our marketing strategies to drive sales of higher margin goods. We are already seeing cost savings in raw materials and transportation costs associated with FunTees, and are underway in the process of integrating FunTees into our Delta manufacturing operations. Additional savings should be realized when we complete the manufacturing integration in the second half of this fiscal year."

    Mr. Humphreys concluded, "We remain focused on increasing product demand across all of our distribution channels and believe we will continue to gain sales and earnings momentum as we progress through the fiscal year. We are looking forward to realizing the full potential of our FunTees acquisition and believe it will help drive sales and earning growth during the year. We are also spending a considerable amount of time on our Honduran textile initiative and believe it will provide a lower cost manufacturing platform in the future. We remain committed to enhancing shareholder value and believe our initiatives will improve our prospects for growth in the years ahead."

    Fiscal 2007 Guidance

    For the second fiscal quarter ended December 30, 2006, the Company expects sales to be in the range of $74 to $78 million and diluted earnings to be in the range of $0.14 to $0.18 per share. For the full fiscal year, the Company expects net sales to be in the range of $325 to $340 million and diluted earnings per share to be in the range of $1.81 to $2.00.

    Retail-Ready Apparel

    This segment, which includes the Soffe and Junkfood businesses, reported a sales increase of 4.4% to $32.4 million for the first quarter of fiscal year 2007 compared to $31.0 million in the prior year quarter. The sales increase was driven by record sales in the Soffe business, offset slightly by lower sales in the Junkfood business. Operating income in the first fiscal quarter of 2007 decreased $1.2 million from the prior year quarter due primarily to the lower sales and increased general and administrative expenses in the Junkfood business.

    Activewear Apparel

    The activewear segment, which includes the Delta Apparel business, reported sales of $30.3 million for the three months ended September 30, 2006, a 2.6% increase from the prior year quarter. The increase in sales was primarily due to an increase in private label volume, offset partially by lower prices across the basic tee shirt categories. More expensive raw material prices and higher transportation costs, offset partially by improved manufacturing efficiencies, drove a decrease in operating income to $0.2 million compared to $2.1 million in the prior year quarter. The activewear segment will include the operations of FunTees beginning on October 2, 2006.

    Dividend Payment

    The Board of Directors declared a dividend of five cents per common share of stock payable on November 27, 2006 to shareholders of record as of the close of business on November 15, 2006. This dividend was declared pursuant to the Company's previously announced quarterly dividend program, which the Company may amend or terminate at any time.

    Share Repurchase Program

    During the three months ended September 30, 2006, the Company purchased 28,870 shares of its stock through its Stock Repurchase Program for a total cost of $0.5 million. The Company has $4.8 million remaining of the total $11.0 million authorized by the Company's Board of Directors under its Stock Repurchase Program.

    Conference Call

    The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 981-5543. A live webcast of the conference call will be available on the Company's web site at www.deltaapparel.com.

    About Delta Apparel, Inc.

    Delta Apparel, Inc., along with its wholly owned subsidiaries, M.
J. Soffe Company and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. The Company focuses on its broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico and the Company employs approximately 5,800 people worldwide. Additional information on the Company is available at www.deltaapparel.com.

    Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the FunTees acquisition and to integrate it successfully into our business, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as environmental matters and similar items) and other risks described in "Item 1A. Risk Factors" in our annual Report on Form 10-K for the fiscal year ended July 1, 2006 and from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.



SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)

                                                   Three Months Ended
                                                   Sept 30,   Oct 1,
                                                      2006      2005
                                                   --------- ---------

Net Sales                                           $62,680   $60,573
Cost of Goods Sold                                   45,344    41,879
                                                   --------- ---------
Gross Profit                                         17,336    18,694

Selling, General and Administrative                  13,898    12,700
                                                   --------- ---------
Operating Income                                      3,438     5,994

Other Income (Expense), net                              51       (29)
Interest Expense, net                                   947       685
                                                   --------- ---------
Income Before Income Taxes                            2,542     5,280

Provision for Income Taxes                              967     1,903

                                                   --------- ---------
Net Income, before Extraordinary Gain                $1,575    $3,377
                                                   --------- ---------

Extraordinary Gain, Net of Taxes                        672         -

                                                   --------- ---------
Net Income, after Extraordinary Gain                 $2,247    $3,377
                                                   ========= =========


Weighted Average Shares Outstanding
Basic                                                 8,546     8,532
Diluted                                               8,690     8,559

Net Income per Common Share , before
 Extraordinary Gain
Basic                                                 $0.18     $0.40
Diluted                                               $0.18     $0.39

Net Income per Common Share, after
 Extraordinary Gain
Basic                                                 $0.26     $0.40
Diluted                                               $0.26     $0.39




                                         Sept 30,  July 1,    Oct 1,
                                            2006      2006      2005
                                         --------- --------- ---------

Current Assets
Cash                                         $315      $642      $363
Receivables, Net                           36,232    47,525    42,074
Inventories, Net                          105,894   103,660   105,015
Deferred Income Taxes                       2,792     2,710     1,491
Other Assets                                2,474     2,708     1,967
                                         --------- --------- ---------
Total Current Assets                      147,707   157,245   150,910

Noncurrent Assets
Property, Plant & Equipment, Net           21,136    21,164    20,231
Goodwill and Other Intangibles, Net        22,679    22,467    19,692
Deferred Income Taxes                           -         -       141
Other Noncurrent Assets                     2,248     2,247     1,452
                                         --------- --------- ---------
Total Noncurrent Assets                    46,063    45,878    41,516

                                         --------- --------- ---------
Total Assets                             $193,770  $203,123  $192,426
                                         ========= ========= =========


Current Liabilities
Accounts Payable and Accrued Expenses     $38,658   $49,366   $44,111
Current Portion of Long Term Debt           3,933     3,683     3,683
Income Tax Payable                          1,222       986     1,859
                                         --------- --------- ---------
Total Current Liabilities                  43,813    54,035    49,653

Noncurrent Liabilities
Long-Term Debt                             46,433    46,967    48,143
Deferred Income Taxes                         909     1,123         -
Other Noncurrent Liabilities                    9        10     3,451
                                         --------- --------- ---------
Total Noncurrent Liabilities               47,351    48,100    51,594

Stockholders' Equity                      102,606   100,988    91,179

                                         --------- --------- ---------
Total Liabilities and Stockholders'
 Equity                                  $193,770  $203,123  $192,426
                                         ========= ========= =========

    CONTACT: Delta Apparel, Inc., Duluth
             Company Contact:
             Deborah Merrill, 864-232-5200 x6620
             Chief Financial Officer
             or
             Investor Relations Contact:
             Bill Zima, 203-682-8200
             Integrated Corporate Relations